Exhibit 99.1

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Addresses NYSE Continued Listing Standard

COLUMBUS, Ohio, July 3, 2014 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) announced today that the New York Stock Exchange (the “NYSE”) has notified the Partnership that it has fallen below the NYSE’s continued listing standard relating to the price of its common units, which requires a minimum average closing price of $1.00 per unit over any period of 30 consecutive trading days. As of the NYSE closing on June 26, 2014, the 30 trading days average closing price for the period ending on such date was $0.99 per unit.

The Partnership has timely notified the NYSE that it intends to cure the deficiency. The Partnership has a period of six months to regain compliance with the minimum unit price criteria. Under the NYSE rules, the Partnership’s common units will continue to be listed on the NYSE during this period, subject to the Partnership’s compliance with other continued listing requirements.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

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